SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

                       Pursuant to Section 13 or 15(d) of
                       The Securities Exchange Act of 1934

        Date of Report (Date of earliest event reported): March 13, 2000

                             EQUIVEST FINANCE, INC.
             (Exact name of registrant as specified in its charter)

         Delaware                     333-29015                59-2346270
(State or Other Jurisdiction         (Commission             (I.R.S. Employer
     of Incorporation)               File Number)           Identification No.)

  100 NORTHFIELD STREET
  GREENWICH, CONNECTICUT                                            06830
(Address of principal executive offices)                          (Zip Code)

      Registrant's telephone number, including area code: (315) 422-9088

                      INFORMATION TO BE INCLUDED IN REPORT

Item 1. Changes in Control of Registrant

        Not Applicable.

Item 2. Acquisition or Disposition of Assets

        Not Applicable.

Item 3. Bankruptcy or Receivership

        Not Applicable.

Item 4. Changes in Registrant's Certifying Accountant

        Not Applicable.

Item 5. Other Events

        Press Release

                              FOR IMMEDIATE RELEASE

                     EQUIVEST FINANCE ANNOUNCES RECORD 1999
                  REVENUES AND EARNINGS; EARNINGS PER SHARE OF
                   $0.31 FOR 1999 COMPARED TO $0.20 IN 1998.

      Greenwich, Connecticut (Business Wire) - March 13, 2000 - Equivest Finance, Inc. (NASDAQ:EQUI) announced today its financial results for the fourth quarter of 1999 and the year ended December 31, 1999. The Company set all time records for revenues and net income for both the full year and the fourth quarter. Equivest provides high quality vacation ownership opportunities to its approximately 75,000 owners at 29 resorts located on the eastern and Gulf coasts of the United States and in St. Thomas, USVI. Equivest also operates a specialty finance company providing financing to independent resort developers, their customers and its own resort operations.

      For the year ended December 31, 1999, revenues were up 219% to $94.4 million from $29.6 million in the year earlier period. Pretax income rose 79% to $15.2 million, compared with $8.5 million in the comparable period. Net income for the year rose 66% to $8.7 million compared with $5.2 million for the same period in 1998, when net operating loss carryforwards for federal income tax purposes were available for a portion of the year. Diluted earnings per share rose 55% to $0.31 on 26.5 million weighted average shares outstanding for the year ended December 31, 1999, compared with earnings per share of $0.20 for the previous year on 23.5 million weighted average shares outstanding. EBITDA for 1999 was $32.1 million, up 77% from $18.2 million in 1998.

      Total assets as of December 31, 1999 were $417.0 million, an increase of 111% compared with $197.4 million at year-end 1998. Total capital at December 31, 1999 was $75.4 million, an increase of 41% from $53.5 million at year-end 1998. Results for 1999 reflect two major acquisitions during the year. On March 26, 1999, the Company acquired a group of six resorts and other assets from the Kosmas Group International, Inc. ("KGI"), and on November 17, 1999, the Company acquired Peppertree Resorts, Ltd. and certain affiliated companies, both as previously reported.

      For the quarter ended December 31, 1999, revenues rose 151% to a record $28.8 million, compared with $11.4 million in the comparable quarter in 1998. Results in the fourth quarter were adversely affected by the effects in different markets of Hurricanes Floyd and Lenny, particularly on the former Peppertree operations, which were affected by extensive flooding throughout Peppertree's North Carolina marketing areas. Nonetheless, pretax net income for the quarter rose 24% to $2.9 million, up from $2.3 million reported in the year earlier period. Net income for the quarter was $1.4 million, an increase of 8% from $1.3 million in 1998. Earnings per share were $0.05 in the fourth quarter of 1999, unchanged from the $0.05 in the fourth quarter of 1998.

      Results in the fourth quarter were adversely affected by an increase in sales and marketing expense to 57% of timeshare sales, compared with 47% in the fourth quarter of 1998, and 47.6% for 1999 as a whole. The company believes that this increase was attributable in significant part to reduced occupancy and reduced numbers of travelers in most of the Company's markets due to unusually severe weather conditions, as well as travel safety concerns relating to potential Year 2000 computer issues. The resulting lower levels of tours at the Company's resort properties led to a corresponding increase in the sales and marketing expense as a percentage of timeshare sales. Expenses relating to the Peppertree acquisition also affected results in the fourth quarter. The Company believes that these factors are principally one-time events limited to the fourth quarter, although amortization of certain fees and other expenses resulting from the Peppertree acquisition will continue during 2000, and Peppertree sales and marketing costs are likely to continue to exceed those of Equivest during its integration process.

      For the year 1999, Equivest reported $40.9 million in sales of vacation ownership intervals ("VOI's"), or 43% of total revenues. Interest income was $26.0 million, or 28% of overall revenues. Resort management operations generated $25.9 million in revenue, or 27% of total revenues. For the full year 1999, the cost of VOI sales fell to 23.6%, down from 25.1% in 1998. Sales and marketing expense also declined slightly, falling to 47.6% of VOI sales, down from 47.8% in 1998. Resort operations expense for 1999 fell to 84.1% of resort operations revenue, down from 89.5% in 1998. General and administrative expense fell to 9.7% of total revenues for 1999, down 30% from 13.8% for the prior year. Interest expense as a percent of interest income in 1999 was 51.6%, up from 36.6% in the year earlier period.

      During the fourth quarter of 1999, VOI sales were $12.7 million, or 44% of total revenues. Interest income was $8.0 million, or 28% of overall revenues. Resort management operations generated $7.8 million in revenue, or 27% of total revenues. For the fourth quarter, the cost of VOI sales fell to 23.0%, down from 25.3% in the fourth quarter of 1998. Sales and marketing expense as a percent of VOI sales rose to 57.5%, up from 46.6% during the fourth quarter of 1998. Resort operations expense fell to 72.0% of resort operations revenue, down from 93.4% during the fourth quarter of 1998. Interest expense as a percent of interest income was 57.1% in the fourth quarter, up from 39.7% in the year earlier period. Fourth quarter general and administrative expense was 12.0% of total revenues, up from 11.5% during the fourth quarter of 1998.

      The company's loan receivable portfolio grew 62% to $260.1 million for the year ended December 31, 1999, compared with $161.0 million as of December 31, 1998. Of this amount, the Company maintained total portfolio reserves and over collateralization of $32.9 million, or 13% of the total loan portfolio, up 28% from $25.8 million, or 16% of the total loan portfolio, at December 31, 1998. The decline in total reserves as a percentage of the total loan portfolio reflects the lower proportion of third party loans, which typically carry higher reserve levels, in the overall portfolio as a result of the 1999 acquisitions. The allowance for doubtful accounts included in total reserves was $10.1 million at December 31, 1999, up 163% compared with $3.8 million at December 31, 1998. This increase reflects additions relating to the KGI and Peppertree transactions and their related portfolios.

      On third party developer consumer notes receivables, the Company has a right to put, or charge back, defaulted receivables to the developer once any such receivable becomes 60 or more days past due. During 1999, the Company charged back to developers 1,042 loans with an outstanding principal balance of $5.5 million. In 1998, the Company charged back 1,136 loans with an outstanding principal balance of $5.9 million. Such chargebacks represented 5.1% and 5.5%, respectively, of total third party consumer loans as of December 31, 1999 and 1998, respectively. Other than minimal processing expenses, the Company did not incur any loss on such charge backs. The total portfolio of third party consumer loans receivable was $122.3 million at December 31, 1999.

      At December 31, 1999, the consumer notes receivable in the Company's portfolio were approximately 94.6% current, 2.8% 30-60 days, 1.5% 61-90 days, and 1.1% over 90 days. At December 31, 1999, there were 508 notes with a principal balance of $2.7 million that were over 91 days past due. Of that amount, $1.3 million were notes relating to consumer receivables in the Company's resorts. During 1999 the Company wrote off 548 consumer notes with an outstanding principal balance of $2.6 million. With limited exceptions, the Company services the loans in its portfolio internally, using its own personnel and the facilities of its wholly-owned subsidiary Resort Funding, Inc.

      During 1999, the Company sold approximately 3,922 VOI's at an average price of approximately $10,400, and it sold 1,310 VOI's at an average price of approximately $10,490 during the fourth quarter. As of December 31, 1999, the company held approximately 28,000 unsold VOI's in inventory, representing more than $290 million in potential gross sales proceeds at the current average sales price as of December 31, 1999.

      Richard C. Breeden, Chairman, President and Chief Executive Office of Equivest commented: "During 1999 we increased the size of Equivest through two major acquisitions, each of which added new resorts and an important owner base to our company. We believe that we are making excellent progress in reducing costs and increasing profit margins at both the former KGI and Peppertree resorts. In both cases sales and marketing expenses prior to acquisition by Equivest were substantially in excess of such expense levels in Equivest, and we work very hard to cut costs substantially as quickly as possible after each acquisition. "

      Certain statements in this press release are forward-looking. They may be identified by the use of forward-looking words or phrases such as "believe," "expect", "anticipate," "should," "planned," "estimated," and "potential." These forward-looking statements are based on the Company's current expectations. The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for such forward-looking statements. In order to comply with the terms of the safe harbor, the Company notes that a variety of factors could cause actual results and experience to differ materially from the anticipated results or other expectations expressed in such forward-looking statements. The risks and uncertainties that may affect the operations, performance, development, and results of the Company's businesses include a downturn in the real estate cycle, lack of available qualified prospects to tour the Company's resorts, competition from other developers, lack of appropriate sites for future developments, failure to complete construction in a timely and cost-efficient manner, or other factors which result in lower sales of vacation ownership interests, possible financial difficulties of one or more of the developers with whom the Company does business, including the risk of carrying non-performing assets or losses if defaulted loans prove to have insufficient collateral backing, fluctuations in interest rates, prepayments by consumers or indebtedness, inability of developers to honor replacement obligations for defaulted consumer notes, and competition from organizations with greater financial resources.

For Information Contact:

Gerald L. Klaben, Jr., Chief Financial Officer (203) 618-0065

                     EQUIVEST FINANCE, INC. and SUBSIDIARIES

                      CONSOLIDATED CONDENSED BALANCE SHEETS
                             (Dollars in thousands)

                                                          December 31,      December 31,
                                                          -----------       -----------
ASSETS                                                  1999 (Unaudited)        1998
-----------------------------------------------------   ----------------    ------------
Cash and cash equivalents                                     $   8,010        $   3,487
Receivables, net                                                247,082          142,326
Investment in real estate joint venture                           4,416            2,971
Inventory                                                        87,925           10,361
Property and equipment, net                                      18,123            3,048
Goodwill, net                                                    41,374           27,247
Other assets                                                     10,055            7,944

                                                              ---------        ---------
Total Assets                                                  $ 416,985        $ 197,384
                                                              =========        =========

LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES
   Accounts Payable and Other Liabilities:
      Accounts payable                                        $   6,288        $   2,213
      Accrued expenses and other liabilities                     20,833            3,985
      Taxes payable                                               4,557            1,994
      Deferred income taxes                                      20,587            2,569
                                                              ---------        ---------

         Total Accounts Payable and Other Liabilities            52,265           10,761
                                                              ---------        ---------

   Notes payable                                                289,358          133,117

                                                              ---------        ---------
Total Liabilities                                               341,623          143,878
                                                              ---------        ---------

STOCKHOLDERS' EQUITY
   Cumulative Redeemable Preferred Stock--Series 2 Class A,
     $3 par value; 15,000 shares authorized, 10,000 shares
     Issued and outstanding                                          30               30
     Common Stock, $.01 par value; 50,000,000 shares
     authorized, 28,089,722 shares outstanding in 1999 and
     25,198,351 outstanding in 1998                                 281              252
   Additional paid-in capital                                    62,246           49,115
   Retained earnings                                             12,805            4,109
                                                              ---------        ---------

Total Stockholders' Equity                                       75,362           53,506
                                                              ---------        ---------
Total Liabilities and Stockholders' Equity                    $ 416,985        $ 197,384
                                                              =========        =========

                     EQUIVEST FINANCE, INC. and SUBSIDIARIES
                    COMPARATIVE CONDENSED STATEMENT OF INCOME
                  (Dollars in thousands except per share data)

                                         Three months ended          Year ended
                                            December 31,            December 31,
                                            1999       1998        1999        1998
                                            ----       ----        ----        ----
                                      (unaudited)             (unaudited)
Revenues:
  Timeshare interval sales               $12,677    $ 3,450      $40,910    $ 4,553
  Interest                                 7,953      5,388       25,962     20,399
  Resort operations                        7,816      2,431       25,858      3,646
  Other income                               315        171        1,650      1,039
                                         -------    -------      -------    -------
     Total revenues                       28,761     11,440       94,380     29,637

Expenses:
  Provision for doubtful accounts            742        142        2,192        791
  Interest                                 4,543      2,139        7,458
  Cost of timeshare intervals sold         2,919        872        9,666      1,145
  Depreciation and amortization            1,334        786        3,542      2,205
  Sales and marketing                      7,292      1,607       19,464      2,175
  Resort management                        5,625      2,272       21,743      3,261
  General and administrative               3,439      1,318        9,188      4,088
                                         -------    -------      -------    -------
     Total expenses                       25,894      9,136       79,184     21,123

                                         -------    -------      -------    -------
Income before provision for taxes          2,867      2,304       15,196      8,514

Provision for income taxes                 1,425        970        6,500      3,270

                                         -------    -------      -------    -------
Net income                               $ 1,442    $ 1,334      $ 8,696    $ 5,244
                                         =======    =======      =======    =======

Basic earnings per share                 $  0.05    $  0.05      $  0.31    $  0.20
Diluted earnings per share               $  0.05    $  0.05      $  0.31    $  0.20

                     EQUIVEST FINANCE, INC. and SUBSIDIARIES
            Selected Financial Data as a Percentage of Total Revenues

                                         Three months ended          Year ended
                                            December 31,            December 31,
                                            1999       1998         1999       1998
                                            ----       ----         ----       ----
                                      (unaudited)             (unaudited)
Revenues:
As a percentage of total revenues:
  Timeshare interval sales                  44.0 %     30.1 %       43.3 %     15.4 %
  Interest                                  27.7 %     47.1 %       27.5 %     68.8 %
  Resort operations                         27.2 %     21.3 %       27.4 %     12.3 %
  Other income                               1.1 %      1.5 %        1.8 %      3.5 %
                                         -------    -------      -------    -------
     Total revenues                        100.0 %    100.0 %      100.0 %    100.0 %

Expenses:
As a percentage of VOI sales:
  Cost of timeshare intervals sold          23.0 %     25.3 %       23.6 %     25.1 %
  Sales and marketing                       57.5 %     46.6 %       47.6 %     47.8 %
  Provision for doubtful accounts (1)        5.9 %      4.1 %        5.0 %      4.5 %

As a percentage of interest income:
  Interest                                  57.1 %     39.7 %       51.6 %     36.6 %

As a percentage of resort operations:
  Resort management                         72.0 %     93.4 %       84.1 %     89.5 %

As a percentage of total revenues:
  Provision for doubtful accounts (2)        0.0 %      0.0 %        0.2 %      2.0 %
  Depreciation and amortization              4.6 %      6.9 %        3.8 %      7.4 %
  General and administrative                12.0 %     11.5 %        9.7 %     13.8 %
                                         -------    -------      -------    -------

     Total expenses                         90.0 %     79.9 %       83.9 %     71.3 %

                                         -------    -------      -------    -------
Income before taxes                         10.0 %     20.1 %       16.1 %     28.7 %

Provision for income taxes                   5.0 %      8.5 %        6.9 %     11.0 %

                                         -------    -------      -------    -------
Net income                                   5.0 %     11.6 %        9.2 %     17.7 %

(1) Based on provision for doubtful receivables recorded on timeshare development.

(2) Based on provision for doubtful receivables recorded on timeshare financing.

                     EQUIVEST FINANCE, INC. and SUBSIDIARIES
                             Selected Financial Data
                             (Dollars in thousands)

                                                            December 31,     December 31,
                                                                   1999            1998
                                                                   ----            ----

A&D loans                                                     $  27,945        $  33,434
Purchased receivables                                            91,028           95,289
Hypothecation loans                                              16,925           11,904
Consumer loans, owned                                           120,895           18,012
Other loans                                                       3,297            2,313
                                                         --------------   --------------
   Total loans outstanding                                    $ 260,090        $ 160,952


Specific reserves                                             $  18,507        $  18,392
General reserves                                                 10,073            3,835
Overcollateralization                                             4,308            3,588
                                                         --------------   --------------
   Total reserves and overcollateralization                   $  32,888        $  25,815

   Total reserves and overcollateralization as
     % of total loans                                              12.6%            16.0%

Chargebacks                                                       5,542            5,875

Chargebacks as % of Consumer Financings (1)                         5.1%             5.5%

Allowance for doubtful accounts, beginning of year            $   3,835        $   2,442
Provision for loan losses                                         2,192              791
Allowance related to an acquisition                               6,639              793
Charges to allowance for doubtful accounts                       (2,601)            (216)
Charges against Specific developer reserves                           8               25
                                                         --------------   --------------
Allowance for doubtful accounts, end of year                  $  10,073        $   3,835

(1)   Consumer Financing includes Purchased receivables and Hypothecation loans.

                                   SIGNATURES

            Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                           EQUIVEST FINANCE, INC.


Date: March 14, 2000                   By: /s/ Gerald L. Klaben
                                           -------------------------------------
                                       Name: Gerald L. Klaben
                                       Title: Chief Financial Officer &
                                              Senior Vice President